Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation

Headquarters Office

3820 State Street

Santa Barbara, CA  93105

Tel 805.563.6855

Fax 805.563.6871

http://www.tenethealth.com

Contacts:
Media:	Harry Anderson (805) 563-6816
Investors:	Paul Russell (805) 563-7188
Diana Takvam (805) 563-6883

Tenet Receives Document Subpoena From SEC

SANTA BARBARA, Calif. – July 9, 2003 – Tenet Healthcare Corporation (NYSE: THC) said that on Tuesday afternoon it received a civil subpoena for documents from the Securities and Exchange Commission, indicating that the agency is conducting a formal investigation of the company.  This follows disclosures by the company last November that the SEC had initiated an informal inquiry.

The subpoena seeks documents since May 31, 1997, related to Medicare outlier payments, stop-loss payments and increases in gross charges, as well as the company’s financial and other disclosures.

The company said it would supply the requested documents and continue to cooperate with the SEC.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,765 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.